Exhibit 23.a

                             CONSENT OF INDEPENDENT
                                   ACCOUNTANTS

         We consent to the incorporation by reference in this Registration Statement of Core Industries Inc on Form S-3 of our report dated October 11, 1995, on our audits of the consolidated financial statements and financial statement schedule of Core Industries Inc and subsidiaries as of August 31, 1995, 1994 and 1993 and for each of the three years in the period ended August 31, 1995, which report is included in the Annual Report on Form 10-K of Core Industries Inc for the fiscal year ended August 31, 1995. We also consent to the reference to our Firm under the caption "Experts".


/s/ COOPERS & LYBRAND L.L.P.
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Coopers & Lybrand L.L.P.

Detroit, Michigan


June 4, 1996